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CytRx Corporation
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Dan Schustack
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CYTRX CORPORATION ESTABLISHES RNAi SUBSIDIARY, RXi PHARMACEUTICALS
— RXi Scientific Advisory Board Expected to Include 2006 Nobel Prize Winner for RNAi, Dr. Craig C.
Mello, and Other World-Renowned RNAi Scientists —
LOS ANGELES, Ca. and WORCESTER, Mass. (January 9, 2007) — CytRx Corporation (NASDAQ: CYTR) today announced that it has contributed its RNA interference (RNAi) assets to RXi Pharmaceuticals Corporation (RXi), which is co-owned by CytRx and several world leaders in RNAi technology. RNAi has been shown to effectively interfere with the expression of targeted disease-associated genes with great specificity and potency. Subsequent to this contribution, CytRx owns approximately 85% of the outstanding stock of RXi, with the remainder owned by RXi’s anticipated scientific advisory team. RXi is a “pure play” RNAi company dedicated to developing proprietary RNAi therapeutics and, in addition to current industry leader Alnylam Pharmaceuticals, RXi will be one of the few companies focused exclusively on developing and commercializing products based on RNAi technology.
Pending consent from their research institutions, RXi’s scientific advisory board will include four leading scientists who have played major roles in discovering and defining the RNAi field:
•	Craig C. Mello, Ph.D. received the 2006 Nobel Prize in Physiology or Medicine for his co-discovery of RNAi. He is the Blais University Chair in Molecular Medicine at the University of Massachusetts Medical School (UMMS), a Howard Hughes Medical Institute Investigator and a member of the National Academy of Sciences. His RNAi findings were recognized as the 2002 “Breakthrough of the Year” by Science magazine.

•	Gregory J. Hannon, Ph.D. is a Howard Hughes Medical Institute Investigator at Cold Spring Harbor Laboratory. His laboratory is credited with discovering the mechanism of RNAi in human cells (RISC/siRNA) as well as discovering short hairpin RNAi (shRNAi). Dr. Hannon is also a leading expert on oncogene pathways and was formerly an advisor to Alnylam Pharmaceuticals.

•	Tariq M. Rana, Ph.D., is Professor of Biochemistry and Molecular Pharmacology and Founding Director of the Program in Chemical Biology at UMMS, and has previously advised a number of biotechnology companies including Sirna Therapeutics, where he served as a member of their Scientific Advisory Board. Dr. Rana discovered key technology for the chemical stabilization of RNAi and has obtained RNAi activity in animals by local and systemic delivery.

•	Michael P. Czech, Ph.D., is Professor and Chair of the Program in Molecular Medicine at UMMS. He has authored more than 250 papers in the field of insulin action, and was awarded the American Diabetes Association’s Banting Medal for Scientific Achievement in 2000 as well as the ADA’s Albert Renold Award in 2004. He has used RNAi to discover a number of genes involved in diabetes and obesity.
RXi intends to build on CytRx’s RNAi therapeutics programs for the treatment of human diseases, initially focusing on neurodegenerative disease, oncology, type 2 diabetes and obesity. The contributed assets from CytRx consist primarily of several key licenses to early fundamental RNAi technologies from the University of Massachusetts Medical School (UMMS) and the Carnegie Institution of Washington, as well as equipment and other tangible assets from CytRx’s Worcester, Massachusetts laboratory. The licensed technologies include pending patents on RNAi target sequences, chemical modifications and delivery to cells, and field-specific licenses to a seminal patent application on chemical modification of RNAi filed in 1992 by UMMS and invented by Tariq M. Rana, and to the “Tuschl I” patent. The technologies also include exclusive licenses to patent applications that disclose gene targets for diabetes and obesity, including RIP140, which has been shown to be a master regulatory gene for metabolism in fat cells.
“CytRx has been acquiring, developing and consolidating its RNAi therapeutic assets since 2003. These assets have been created by research performed at UMMS and CytRx’s laboratories from 1998 through 2006. We are now moving these assets into an RNAi company exclusively committed to accelerating the commercialization of second-generation RNAi-based therapeutics addressing important diseases, including type 2 diabetes and obesity. We believe this transaction represents the best strategy for CytRx and its shareholders to benefit from the potential value of these RNAi assets, as RXi will have a single, focused purpose positioned to compete directly with other leaders in the industry,” said Steven A. Kriegsman, President and Chief Executive Officer of CytRx.
Tod Woolf, Ph.D. will serve as Chief Executive Officer of RXi. Dr. Woolf has 20 years of experience developing and commercializing innovative biomedical technologies, and is a recognized leader in RNA therapeutics. He previously worked at numerous biotechnology companies including Ribozyme Pharmaceuticals (now Sirna Therapeutics), where he co-developed a number of lead therapeutic RNA compounds and developed Genbloc™ RNA technology, which was spun out to create Atugen. He founded and served as Chief Executive Officer of Sequitur, an RNAi company acquired by Invitrogen in

2003. At Sequitur, Dr. Woolf co-invented and commercialized STEALTH RNAi, one of the most widely used second-generation RNAi research products. Also at Sequitur, he established collaborations with over a dozen major pharmaceutical companies. More recently, Dr. Woolf served as an advisor to Signet Laboratories prior to its acquisition by Covance, and has advised ProNai, Praecis Pharmaceuticals and Invitrogen. Dr. Woolf earned his Ph.D. in biology at Harvard University where he performed seminal work in the then-nascent field of RNA therapeutics. He has recently been serving as a consultant to CytRx in connection with the formation of RXi.
“I have been impressed with Craig Mello’s insight and integrity since we met during our graduate program at Harvard and during our work together at Sequitur. It will be an honor to work with him and Drs. Rana, Czech and Hannon. A void was created in the industry by Merck’s acquisition of Sirna Therapeutics. RXi intends to fill that void,” said Dr. Woolf. “The announcement of our extraordinary scientific advisors and senior management team is the first step in our quest to lead the RNAi therapeutics field,” added Dr. Woolf.
RXi has named James Warren, MBA as Chief Financial Officer. Mr. Warren has more than 30 years of experience in financial and general management in rapidly evolving technology-based companies. From 1991 to 1998 he served as Vice President and Corporate Controller for Genzyme Corporation, where he managed an international staff of 120 finance professionals. He also served as CFO of Aquila Biopharmaceuticals, Inc., Harvard BioScience, and ActivBiotics, Inc.. He has been involved in raising over $1 billion at the various biotechnology companies where he was employed. Mr. Warren earned his MBA in operations and research at Boston University, and has recently been serving as a consultant to CytRx in connection with the formation of RXi.
“The clinical potential of RNAi technology is garnering strong attention from the pharmaceutical industry, making the timing excellent to acquire these RNAi assets from CytRx. We believe that RXi’s unique assets and pure-play structure make it well-suited to pursue collaborations and compete directly with other leading RNAi companies,” noted Dr. Woolf.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the third quarter of 2007, subject to U.S. Food and Drug Administration (FDA) approval. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS. Also in September 2006, CytRx announced receipt of $24.5 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to fund continued arimoclomol development for the treatment for ALS in return for a 1% royalty from potential worldwide sales of arimoclomol for the treatment of ALS. The Greater Los Angeles Chapter of The ALS Association is the charitable beneficiary of the ALS Charitable Remainder Trust. For more information on the Company, visit CytRx’s Web site at www.cytrx.com.
About RXi Pharmaceuticals Corporation
Massachusetts-based RXi is a biopharmaceutical research and development company that will focus on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus will be on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998-2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The company is co-owned by CytRx and RNAi pioneers Craig C. Mello, Ph.D., 2006 Nobel Laureate for co-discovering RNAi, Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters, Gregory J. Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi), and Michael P. Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.
Forward-Looking Statements
This press release may contain forward-looking statements (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act of 1995 and in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward looking statements. Examples of such risks and uncertainties include, but are not limited to, RXi’s need to raise significant capital to fund operations and development of its potential products, the need to establish management and other infrastructure for RXi, intense competition with other companies focused on RNAi and larger companies with RNAi programs and with other existing or new therapeutic modalities, the early stage of development of RXi’s technology, and the scope, timing and outcome of pre-clinical and clinical testing and regulatory review of RXi’s potential products. Additional risks or uncertainties are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
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